EXHIBIT 10.7

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077 T 281.584.1390 sysco.com

PERSONAL AND CONFIDENTIAL

February 28, 2020

Ms. C. Marie Robinson
193 Upper Mountain Ave.
Montclair, NJ 07042

Dear Marie:

I am delighted to offer you the important Sysco leadership role of Executive Vice President, Chief Supply Chain Officer, reporting to me, with a proposed start date of April 6, 2020. The following is a summary of your compensation package:
•Your annual base salary will be $650,000. Your next compensation review date is expected to be September 2020.
•For FY2020, you will be eligible for a bonus with actual payment based on your base salary, the Company’s financial performance and strategic bonus objectives, which will be defined as appropriate for your role. Your target annual bonus will be 100% of your base pay. Your incentive award calculation for FY2020 will be prorated based on your actual base earnings earned during the fiscal year. Eligibility for the bonus is contingent upon your continued employment with Sysco through the end of the fiscal year.
•A recommendation will be made to the Compensation and Leadership Development Committee in August 2020 to grant you a long-term incentive award for FY2021 representing 300% of your annual base salary. This award may be in the form of stock options, performance share units (PSUs), or any combination thereof. Such long-term incentive awards will vest over a period of 3 years, as determined by the Compensation Committee of the Board of Directors.
•You will receive a one-time, initial sign-on bonus of $925,000, payable within 30 days of the commencement of your employment with Sysco, less applicable withholding for taxes. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within one year after receipt of the sign-on bonus payment, you agree to repay 100% of the net (after tax) amount of the sign-on bonus within thirty (30) days of your termination date. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within two years after receipt of the sign-on bonus payment, you agree to repay 50% of the net (after tax) amount of the applicable sign-on bonus within thirty (30) days of your termination date.

•You will receive a special one-time equity grant valued at $2,350,000, which will be made on May 14, 2020, during Sysco’s next open securities trading window. This award will comprise:
◦$650,000 in the form of special Restricted Stock Units (RSUs), which will vest after six months; and
◦$1,700,000 delivered 60% in the form of RSUs and 40% in the form of stock options. These RSUs will vest 50% after one year and 50% after two years, and you will be required to hold the vested shares, net of shares withheld for taxes, for one additional year. The stock options will vest 1/3 per year over three years.
•You will be eligible for full benefits with medical, dental, vision, life / AD&D insurance effective the first day of the month coincident with or next following 60 days of employment.
•You will be eligible to participate in the Sysco Corporation Employees 401(k) Plan effective on your hire date.
•In addition to Sysco’s standard employee benefits, you will also be eligible to participate in the following significant executive benefit programs:
◦A Management Savings Plan, which is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan;
◦A Disability Income Plan that will provide you with benefits in case of personal disability; and
◦Additional group life and accidental death and dismemberment insurance coverage.
•You will become eligible for relocation benefits in accordance with the terms and conditions of Sysco’s current domestic Executive Vice President relocation policy, a copy of which is attached hereto.

As an Executive Vice President of Sysco Corporation, you will be required to comply with the Stock Ownership Requirements as set forth in Sysco’s Corporate Governance Guidelines. Five years from your date of hire, you will be required to own Sysco stock valued at four (4) times your salary. During that five-year period, you will be subject to retention requirements until your holdings meet or exceed the ownership requirements.

You will be required to complete Form I-9 (Employment Eligibility Verification). You will need to provide the required forms of identification within 3 business days of your hire. Please review the attached list of acceptable documents and bring either a single List A document or both List B and a List C document to your meeting with Human Resources and Payroll.

This offer is contingent upon approval by the Board of Directors of your appointment as an executive officer of Sysco Corporation and successful completion of the pre-employment drug and background check process. Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Marie, we are excited to have you join the Sysco team and look forward to your contributions to our future success.

If you have any questions, please contact Paul Moskowitz or me.

Sincerely,
/s/ Kevin P. Hourican

Kevin Hourican
President and Chief Executive Officer

Agreed and Accepted:                        Confirmed Start Date:

/s/ C. Marie Robinson	April 6, 2020

C. Marie Robinson

cc:    Paul T. Moskowitz, Executive Vice President, Human Resources
    Eve McFadden, Senior Vice President, Legal, General Counsel and Corporate Secretary
    Erin C. Packwood, Vice President, Total Rewards
    Sebastian Skalany, Sr. Director, Compensation